EXHIBIT 99




For additional information, please contact:  Mr. Charles R. Ofner
                                                              (713) 496-5000


     June 2, 1994, Houston, Texas....  Reading & Bates Corporation (RB-NYSE)
announced today an agreement has been reached with Leif Hoegh & Co. A/S of Oslo, Norway for a transaction structured to increase Reading & Bates' net ownership position in Arcade Drilling AS and to allow it to sell its entire ownership position in Arcade Shipping AS. Arcade Shipping's non-drilling activities are carried as discontinued operations in Reading & Bates' financial statements. The basic elements of the transaction are as follows:

* RB will sell its entire 86.24% ownership position in Arcade Shipping AS, consisting of 108,287,952 shares to Leif Hoegh & Co. A/S for Norwegian Krone 1.80 per share, a total of approximately $27.3 million.

* RB will buy from Arcade Shipping AS its entire 46.23% ownership position in Arcade Drilling AS consisting of 49,945,093 shares for Norwegian Krone 6.00 per share, a total of approximately $42 million.

* RB will buy from Arcade Shipping AS certain marketable securities at book value of Norwegian Krone 18,260,000, approximately $2.6 million.

* Arcade Shipping AS will repay a loan from RB of U.S. $12,935,000.

  This transaction is subject to approval by shareholders of Arcade Shipping AS at an extraordinary general meeting to be held not later than June 22, 1994, and to approval of Reading & Bates' principal lender.

  Arcade Drilling AS is a Norwegian company which owns two fourth-generation semisubmersibles, the "ARCADE FRONTIER" and the "HENRY GOODRICH". This transaction will increase Reading & Bates' direct ownership position in Arcade Drilling AS to 68.1% and is in keeping with the Company's strategy to increase participation in the fourth-generation semisubmersible sector of the offshore drilling business.

  Reading & Bates is a New York Stock Exchange listed company, engaging in offshore drilling throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services to the upstream offshore oil and gas industry worldwide.